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PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

This Plan and Agreement of Reorganization and Merger, dated as of March 7, 2001 (the "Plan"), is made by and among Northrim Bank, an Alaska state chartered bank (the "Bank"), Northrim BanCorp, Inc., an Alaska corporation (the "Holding Company"), and Northrim Interim Bank (In Organization), an interim bank being formed under the banking laws of the State of Alaska (the "Interim Bank").

RECITALS

  A.
  The Bank is a banking corporation organized and existing under the laws of the State of Alaska, with its principal office in Anchorage, Alaska.

  B.
  The Holding Company is a corporation duly organized under the laws of the State of Alaska, formed for the purpose of becoming a registered bank holding company within the meaning of the Federal Bank Holding Company Act of 1956, as amended. It has its registered office in Anchorage, Alaska.

  C.
  The Interim Bank is a corporation in the process of being formed as an interim bank under the laws of the State of Alaska. The Interim Bank is being formed by the Holding Company to facilitate the reorganization of Northrim Bank into a wholly-owned subsidiary of the Holding Company. All of the capital stock of the Interim Bank will be subscribed for by the Holding Company.

  D.
  The Bank currently has options outstanding (the "Options") under an Employee Stock Option and Restricted Stock Award Plan and an Employee Stock Incentive Plan (collectively, the "Plans") and the Boards of Directors of the Bank and the Holding Company intend that the Holding Company will adopt the Plans and Options.

  E.
  The Board of Directors of the Bank and the Holding Company believe that the reorganization described herein will permit greater flexibility in responding to the changing financial requirements of banking customers and in meeting the competition of other financial institutions.

ARTICLE 1

MERGER

    1.1  Effective Date.  The Effective Date shall follow the satisfaction of all requirements of law and the occurrence of all events required by Article 5 hereof, and shall be such date as is agreed to by the parties.

    1.2  The Merger.  Upon the Effective Date, the Interim Bank shall merge with and into the Bank, with the Bank surviving the merger and continuing to operate under the charter and Articles of Incorporation of the Bank (the "Continuing Bank"). The name of the Continuing Bank shall be Northrim Bank. The business of the Continuing Bank shall be that of a state bank. Its main office and established and authorized branches shall be the same as those of the Bank immediately prior to the Effective Date. Each outstanding share of Bank common stock shall remain outstanding as shares of the Continuing Bank and each outstanding share of Interim Bank common stock will be cancelled.

    1.3  Assets.  All rights, franchises and interests of the Interim Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Bank by virtue of such merger without any deed or other transfer.

    1.4  Liabilities.  Upon the Effective Date, the Continuing Bank shall be liable for all liabilities of the Interim Bank and all deposits, debts, liabilities, obligations and contracts of the Interim Bank, matured or unmatured, accrued, absolute, contingent or otherwise, whether or not reflected or reserved against on the books of account or records of the Interim Bank, shall be those of the Continuing Bank and shall not be released or impaired by the merger; and all rights of creditors and other obligees and all liens on property of the Interim Bank shall be preserved unimpaired.

ARTICLE 2

TERMS OF EXCHANGE

    2.1  The Exchange.  On the Effective Date, (i) each outstanding share of common stock of the Bank shall be converted into the right to receive one (1) share of the common stock of the Holding Company, and (ii) all options to purchase shares of the Bank common stock which are outstanding immediately prior to the consummation of the reorganization shall be converted into options to purchase shares of common stock of the Holding Company, with the number of shares subject to the option, the exercise price and the duration of the option remaining unchanged. No separate documents of assignment or transfer shall be required to effect such exchange or conversion.

    2.1.1 Adoption of Stock Option Plans. As part of the reorganization and as of the Effective Date, the Holding Company will adopt as its own and assume the Plans as each are then in effect for the Bank.

    2.1.2 Shareholder Approval. Concurrently with and incorporated within the resolution of the shareholders providing for approval of the Plan shall be deemed to be a resolution of the shareholders of the Holding Company approving adoption of the Plans.

    2.2  Exchange of Certificates.  Each former shareholder of the Bank whose shares are exchanged for the Holding Company shares pursuant to Section 2.1 hereof shall be issued certificates evidencing such Holding Company shares upon delivering to the Holding Company the stock certificate or certificates formerly representing the holder's Bank shares.

    2.2.1 Submission of Certificates. To encourage the prompt submission of such certificates by the persons receiving the Holding Company shares in the reorganization, any dividends which become payable with respect to their Holding Company shares will be withheld, without interest, until they submit such Bank shares for exchange.

    2.2.2 Evidence of Ownership of Holding Company Stock. Subject to Section 2.2.1, until surrendered, each certificate of Bank stock shall be deemed, without any action by the holder thereof, to evidence the ownership of the number of shares of the Holding Company stock which the holder would be entitled to receive upon surrender.

ARTICLE 3

CAPITAL STOCK

    3.1  Interim Bank, Continuing Bank.  Upon the Effective Date, the capital and surplus of the Interim Bank shall be returned to the Holding Company in cancellation of all of the shares of the Interim Bank issued therefor. The capital and surplus of the Continuing Bank shall consist of the capital and surplus of the Bank immediately prior to the merger.

    3.1.1 Continuing Bank Stock. To the Holding Company there shall be allocated a number of shares of common stock of the Continuing Bank which shall be equal to the number of shares of Bank stock outstanding immediately prior to the Effective Date.

    3.2  Holding Company.  Upon the Effective Date, the Holding Company stock outstanding immediately prior to the Effective Date shall be repurchased by the Holding Company at the price paid therefor. The capital paid for such shares shall be repaid to the holder of such shares, and the shares shall be cancelled. Pursuant to Section 2.1, upon the Effective Date, each outstanding share of common stock of the Bank shall be converted into the right to receive one share of common stock of the Holding Company.

ARTICLE 4

OPERATIONS

    Board of Directors. Upon the Effective Date, the Board of Directors of the Continuing Bank shall consist of all of the persons who are directors of the Bank immediately before the Effective Date.

ARTICLE 5

EVENTS PRECEDING CONSUMMATION

    5.1  Presentation to Shareholders.  As soon as reasonably possible, the Bank shall cause this Plan to be presented to its shareholders for approval by the holders of at least two-thirds of the outstanding capital stock of the Bank at a meeting of the shareholders, duly called by the directors, upon notice provided in accordance with applicable law. This Agreement shall also be submitted for ratification and confirmation to shareholders of the Interim Bank and to the shareholders of the Holding Company for their consent in accordance with applicable provisions of law and their Articles of Incorporation and Bylaws.

    5.2  Submission to Regulatory Authorities, etc.  Northrim, the Holding Company and the Interim Bank shall proceed expeditiously and cooperate fully in procuring all other consents and approvals and in taking any and all other action and satisfying all other requirements prescribed by law or otherwise as may be necessary to consummate the merger on the terms herein provided, including without limitation, all requisite approvals or non-objection (as the case may be) by the Alaska Department of Commerce and Economic Development, Division of Banking, Securities and Corporations (the "Alaska Division of Banking"), the Federal Deposit Insurance Corporation (the "FDIC") and the Board of Governors of the Federal Reserve System.

    The proper officers of the Holding Company, the Bank and the Interim Bank shall, in the name and on behalf of the Holding Company, the Bank and the Interim Bank, make all such arrangements, do and perform all such acts and things, and prepare, execute and deliver all such certificates, notices, applications and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the transactions herein described.

    5.3  Required Approvals.  The reorganization and merger shall not be consummated until each of the following events has occurred:

    (a)  The Board of Directors of the Holding Company and the Interim Bank shall have approved this Plan and the plan of reorganization and merger embodied herein.

    (b)  A majority of the entire Board of Directors and the holders of two-thirds of the outstanding stock of the Bank shall have approved this Plan and the plan of reorganization and merger embodied herein.

    (c)  The Alaska Division of Banking shall have approved the reorganization and merger contemplated by this Plan and shall have issued all appropriate certificates and permits to the Bank and Holding Company.

    (d)  The Board of Governors of the Federal Reserve System shall not have objected to the notice of the proposed reorganization contemplated by this Plan or shall otherwise have approved an application by the Holding Company filed pursuant to the Bank Holding Company Act of 1956, as amended.

    (e)  The FDIC shall have approved or not objected to the merger.

    (f)  Davis Wright Tremaine LLP shall have issued an opinion, to the effect that the reorganization will qualify as a tax-free reorganization pursuant to applicable provisions of the Internal Revenue Code.

ARTICLE 6

TERMINATION

    6.1  Right of Termination.  This Plan may be terminated and the plan of reorganization and merger abandoned by any party by resolution of its Board of Directors at any time prior to the Effective Date if for any reason the consummation of the reorganization is considered inadvisable in the opinion of such Board of Directors.

    WITNESS the signatures of the corporate parties, each hereunto set by its President and attested by its Corporate Secretary.

NORTHRIM BANK
	By:	/s/ R. Marc Langland R. Marc Langland Its President
Attest:
/s/ Mary A. Finkle Mary A. Finkle Its Corporate Secretary
NORTHRIM BANCORP, INC.
	By:	/s/ R. Marc Langland R. Marc Langland Its President
Attest:
/s/ Mary A. Finkle Mary A. Finkle Its Corporate Secretary
NORTHRIM INTERIM BANK (IN ORGANIZATION)
	By:	/s/ R. Marc Langland R. Marc Langland Its President
Attest:
/s/ Mary A. Finkle Mary A. Finkle Its Corporate Secretary

STATE OF ALASKA		)
) ss.
JUDICIAL DISTRICT	3rd	)

    On this 10th day of March, 2001, before me, a Notary Public in and for the State of Alaska, personally appeared R. Marc Langland, as President, and Mary A. Finkle, as Corporate Secretary, of NORTHRIM BANK, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed this instrument and acknowledged it to be their free and voluntary acts and deeds for the uses and purposes mentioned in the instrument.

    IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

Seal	/s/ Gerri D. Tokar NOTARY PUBLIC in and for the State of Alaska, residing at My appointment expires July 17th 2002 Print Name Gerri D. Tokar
STATE OF ALASKA		)
) ss.
JUDICIAL DISTRICT	3rd	)

    On this 10th day of March, 2001, before me, a Notary Public in and for the State of Alaska, personally appeared R. Marc Langland, as President, and Mary A. Finkle, as Corporate Secretary, of NORTHRIM BANCORP, INC., personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed this instrument and acknowledged it to be their free and voluntary acts and deeds for the uses and purposes mentioned in the instrument.

    IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

Seal	/s/ Gerri D. Tokar NOTARY PUBLIC in and for the State of Alaska, residing at My appointment expires July 17th 2002 Print Name Gerri D. Tokar

STATE OF ALASKA		)
) ss.
JUDICIAL DISTRICT	3rd	)

    On this 10th day of March, 2001, before me, a Notary Public in and for the State of Alaska, personally appeared R. Marc Langland, as President, and Mary A. Finkle, as Corporate Secretary, of NORTHRIM INTERIM BANK (IN ORGANIZATION), personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed this instrument and acknowledged it to be their free and voluntary acts and deeds for the uses and purposes mentioned in the instrument.

    IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

Seal	/s/ Gerri D. Tokar NOTARY PUBLIC in and for the State of Alaska, residing at My appointment expires July 17th 2002 Print Name Gerri D. Tokar

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PLAN AND AGREEMENT OF REORGANIZATION AND MERGER
RECITALS
ARTICLE 1 MERGER
ARTICLE 2 TERMS OF EXCHANGE
ARTICLE 3 CAPITAL STOCK
ARTICLE 4 OPERATIONS
ARTICLE 5 EVENTS PRECEDING CONSUMMATION
ARTICLE 6 TERMINATION